EXHIBIT (a)(1)(D)


               [Form of email/regular mail message to employees]

This notice contains personal and confidential information about the AT&T Corp. Offer to Exchange Outstanding Options for Restricted Stock Units and Cash, known as the offer, and should not be shared with anyone.

On or about September 16, 2002, you should have received a notice from AT&T, through a Special Edition of ESAP, announcing the offer, and stating that you would receive additional information from AST StockPlan. This notice provides the necessary instructions and personalized information you will need to access the Offer web site, which is administered by AST StockPlan, Inc. on behalf of AT&T Corp.

Beginning on September 16, 2002, you can login to the AST StockPlan web site at http://www.aststockplan.com. This Offer web site contains copies of all the offer documents describing the offer. If you do not have a company email address and are receiving this notice through regular mail, the offer document is provided within this package. The Offer web site will also provide you a list of your eligible stock options.

Using the Offer web site you will be able to elect, directly on-line, to exchange certain eligible stock options, known as class A-I, for a grant of restricted stock units, and certain eligible stock options, known as class J or "all employee", for a special cash payment.

Please see the Offer to Exchange dated September 16, 2002 for a description of the terms and conditions of the offer. You may access the Offer web site until the end of the offer period (October 29, 2002 at 11:59 PM Eastern Time unless the offer period is extended) to make an election, or to withdraw a previously indicated election.

To logon to the Offer web site, you will need several unique pieces of data.

The first is a unique account identification number. If you are a U.S.-based employee, your account identification number is your U.S. Social Security Number. If you do not have a U.S. Social Security Number, your account identification number is your Global ID maintained on your stock option account at Salomon Smith Barney. This Global ID is a number derived from your AT&T HRID. You should add "98" to the beginning of your HRID. For example, if your HRID is 0011223, then your Global ID is 980011223.

The second unique piece of data is your company ticker. This is a symbol that links you to your specific account within the Offer web site. Your specific company ticker is provided at the bottom of this notice.

The third and final unique piece of data is your Personal Identification Number
(PIN). Your PIN is also provided at the bottom of this notice.

To begin the process of logging-on to the Offer web site:

Go to http://www.aststockplan.com. Click the Employee Log-In button on the left side of the menu page. This will take you to the Employee Log-In page.

If you are logging in for the first time Click on the link "If this is your first time logging in click here"


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Enter the following information:

Company ticker: using ALL CAPS enter the ticker specific to you found at the bottom of this notice.

Tax ID/Employee ID: enter your U.S. Social Security Number or Global ID as applicable to you.

PIN: Enter the PIN provided at the bottom of this notice.

New Password: Create a new password you can easily remember. You may use a combination of letters or numbers with a minimum of 6 alpha or numeric characters.

Retype Password: Re-enter your new password.

Click on the "submit" button

Click on the "continue" button

You will then see the Welcome Page.

Click on the red " Stock Option Exchange Program" button on the left


If you are logging in after the first time:

Enter the following information:

Company ticker: using ALL CAPS enter the ticker specific to you found at the bottom of this notice.

Tax ID/Employee ID: enter your U.S. Social Security Number or Global ID as applicable to you.

PIN: Enter the Password you selected the first time you logged in.

Click on the "continue" button

You will then see the Welcome Page.

Click on the red "Stock Option Exchange Program" button on the left

If you have questions about your eligible stock options, or the Offer web site, please contact Salomon Smith Barney, at 888-828-8678 (within the U.S.), 212-615-7889 (outside the U.S.), between the hours of 8:00 A.M. and 6:00 P.M. Eastern Time, Monday through Friday.

Your Company ticker is:

PIN is:

AST StockPlan Inc.